Exhibit 99

CONVERGYS NEWS RELEASE

Convergys Reports Fourth Quarter and Full Year 2014 Results

(Cincinnati; February 18, 2015) — Convergys Corporation (NYSE: CVG), a global leader in customer management, today announced its financial results for the fourth quarter and full year 2014.

Fourth Quarter Summary

•	Revenue of $764 million, up 45 percent compared with prior year;

•	Adjusted operating income of $67 million, up 49 percent compared with prior year; GAAP operating income was $50 million;

•	Adjusted EBITDA of $99 million, up 49 percent compared with prior year;

•	Adjusted EPS from continuing operations of $0.52, compared with $0.26 in the prior year; GAAP EPS from continuing operations was $0.46;

•	Adjusted free cash flow of $26 million;

•	Repurchased 1.0 million Convergys shares for $20 million, or $19.87 per share;

•	2015 outlook includes record revenue, margin expansion and EPS growth.

“The business produced solid revenue, profitability and client wins in the fourth quarter,” said Andrea Ayers, president and CEO. “In 2014, we strengthened our market leadership position through the acquisition of Stream, delivered record revenue with sustained margin expansion and double-digit EPS growth, and returned $73 million to investors through share repurchases and quarterly dividends. Entering 2015, our dedicated employees remain focused on strong execution and value creation for our clients and shareholders. Our strong cash flow generation and healthy balance sheet provide us with the flexibility to continue returning capital to shareholders while also investing in business expansion, and we expect another year of profitable growth.”

Fourth Quarter Results – Continuing Operations

Revenue – Revenue was $764 million, a 45 percent increase compared with $527 million in the same period last year. The increase in revenue included $253 million from the Stream acquisition.

Operating Income – Adjusted operating income including contributions from Stream was $67 million, a 49 percent increase compared with $45 million in the same period last year. Including certain acquisition-related and other impacts discussed below, GAAP operating income was $50 million, a 25 percent increase compared with $40 million in the same period last year.

Adjusted operating margin was 8.7 percent, up 20 basis points compared with 8.5 percent in the same period last year.

Adjusted EBITDA – Adjusted EBITDA was $99 million, a 49 percent increase compared with $66 million in the same period last year. Adjusted EBITDA excludes certain acquisition-related and other impacts discussed below.

Adjusted EBITDA margin was 12.9 percent, up 30 basis points compared with 12.6 percent in the same period last year.

Tax Rate – On an adjusted basis, the effective tax rate of 13 percent was lower than expected due to benefits resulting from changes in the mix of income by jurisdictions as well as extension of the U.S. Work Opportunity Tax Credit through December 31, 2014.

Net Income – Adjusted net income from continuing operations was $54 million, or $0.52 per diluted share, compared with $29 million, or $0.26 per diluted share, in the same period last year. Including certain acquisition-related and other impacts discussed below, GAAP net income from continuing operations was $48 million, or $0.46 per diluted share, compared with net loss of $22 million, or $0.21 per share, in the same period last year.

Share Repurchase – Convergys repurchased 1.0 million shares in the fourth quarter at a cost of $20 million. To date in the first quarter of 2015 the Company has repurchased 0.5 million shares at a cost of $10 million. The remaining authorization to purchase outstanding shares is $78 million.

Quarterly Dividend – Convergys paid a $0.07 per share quarterly dividend in January to holders of record at the close of business on December 26, 2014. The next dividend payment of $0.07 per share is scheduled to be made on April 3, 2015, to shareholders of record at the close of business on March 20, 2015.

Free Cash Flow – Adjusted free cash flow was $26 million, excluding cash payments of $2 million resulting from integration activities, compared with free cash flow of $40 million in the same period last year.

Net Debt – At December 31, 2014, cash and short term investments were $212 million, debt maturing in one year was $8 million, and long term debt was $368 million. Net debt totaled $164 million at December 31, 2014, and September 30, 2014, compared with net cash and short term investments of $603 million at the end of the fourth quarter last year.

Acquisition-related and Other Impacts – GAAP fourth-quarter 2014 results include acquisition-related impacts consisting of $7 million amortization expense for acquired intangible assets, $6 million depreciation expense related to the fair value write-up of acquired property and equipment, $5 million tax benefit from the impact of cash repatriation related to the Stream acquisition, and $2 million integration expenses. Fourth-quarter 2014 GAAP results also include a $2 million non-cash pension settlement charge. Prior year fourth-quarter 2013 GAAP results included $46 million tax expense from the impact of cash repatriation and $3 million transaction costs related to the Stream acquisition, a $1 million non-cash pension settlement charge and $1 million intangible amortization.

Full Year 2014 Results – Continuing Operations

Full year 2014 revenue increased 40 percent to $2.856 billion, compared with $2.046 billion in 2013. The increase in revenue included $835 million from the Stream acquisition.

Full year 2014 adjusted operating income including contributions from Stream improved 47 percent to $235 million, compared with $160 million in 2013. Full year adjusted operating margin was 8.2 percent, up 40 basis points compared with 7.8 percent in the same period last year. Full year 2014 GAAP operating income improved 10 percent to $151 million, compared with $137 million in 2013.

Full year 2014 adjusted EBITDA improved 42 percent to $357 million, compared with $251 million in 2013. Full year adjusted EBITDA margin was 12.5 percent, up 30 basis points compared with 12.2 percent in the same period last year.

Full year 2014 adjusted net income from continuing operations grew 41 percent to $169 million, or $1.60 per diluted share, compared with $120 million, or $1.10 per diluted share, in 2013. Full year 2014 GAAP net income from continuing operations was $117 million, or $1.10 per diluted share, compared with $59 million, or $0.54 per diluted share, in 2013.

Reconciliation tables of GAAP to non-GAAP results are attached.

2015 Business Outlook

Convergys expectations for 2015 improvement in revenue, EBITDA and EPS include:

•	Revenue of $2.970 billion to $3.050 billion, including approximately $0.045 billion negative impact of current foreign exchange rates compared with 2014 rates, increasing from prior year $2.856 billion;

•	Adjusted EBITDA of $375 million to $395 million, increasing from prior year $357 million;

•	Adjusted effective tax rate to approximate 23 percent;

•	Diluted shares outstanding to approximate 106 million;

•	Adjusted EPS of $1.65 to $1.75, increasing from prior year $1.60.

The Company expects normal seasonal impacts on revenue, EBITDA and EPS in the first quarter and second quarter of 2015 with sequential improvement in quarterly results beginning in the third quarter.

Not included in this outlook are acquisition-related impacts such as integration costs, intangible amortization and depreciation related to the fair value write-up of acquired property and equipment, and tax expense associated with cash repatriation. Also not included are impacts from non-cash pension settlement charges or any future share repurchase activities.

Forward-Looking Statements Disclosure and “Safe Harbor” Note

This news release contains statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. In some cases, one can identify forward looking statements by terminology such as “will,” “expect,” “estimate,” “think,” “forecast,” “guidance, “outlook,” “plan,” “lead,” “project” or other comparable terminology. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks include, but are not limited to: (i) the loss of a significant client or significant business from a client; (ii) the future financial performance of major industries that we serve; (iii) our failure to successfully acquire and integrate businesses; (iv) our inability to protect personally identifiable data against unauthorized access or unintended release; (v) our inability to maintain and upgrade our technology and network equipment in a timely manner; (vi) international business and political risks, including economic weakness and operational disruption as a result of natural events, political unrest, war, terrorist attacks or other civil disruption; (vii) the effects of foreign currency exchange rate fluctuations; (viii) the failure to meet expectations regarding the tax treatment of acquired or divested businesses; (ix) adverse effects of litigation and other commitments and contingencies and (x) those factors contained in our periodic reports filed with the SEC, including in the “Risk Factors” section of our most recent Annual Report on Form 10-K. The forward-looking information in this document is given as of the date of the particular statement and we assume no duty to update this information. Our filings and other important information are also available on the investor relations page of our web site at www.convergys.com.

Non-GAAP Financial Measures

This news release contains non-GAAP financial measures as defined by the Securities and Exchange Commission Regulation G; pursuant to the requirements of this regulation, reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables. To assess the underlying operational performance of the continuing operations of the business for the quarter and to have a basis to compare underlying operating results to prior and future periods, management uses operating income, net income from continuing operations and diluted earnings per share from continuing operations metrics excluding certain unusual, non-operational or restructuring-related activities.

These items are relevant in evaluating the overall performance of the business. Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share from continuing operations excluding the items above, and the GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share, in its evaluation of performance. There is no material purpose for which we use these non-GAAP measures beyond those described above.

The Company presents the non-GAAP financial measures EBITDA and adjusted EBITDA because management uses these measures to monitor and evaluate the performance of the business and believes the presentation of these measures will enhance the investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry.

Management uses the non-GAAP metrics free cash flow and adjusted free cash flow to assess the financial performance of the Company. Convergys’ management believes that free cash flow and adjusted free cash flow are useful to investors because they relate the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow and adjusted free cash flow facilitate management’s ability to strengthen the Company’s balance sheet, to repurchase the Company’s stock, to pay dividends, and to repay the Company’s debt obligations. Management also believes the presentation of these measures will enhance the investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry. Limitations associated with the use of free cash flow and adjusted free cash flow include that they do not represent the residual cash flow available for discretionary expenditures as they do not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by utilizing the non-GAAP measures, free cash flow and adjusted free cash flow, and the GAAP measure, cash flow from operating activities, in its evaluation of performance. There are no material purposes for which we use these non-GAAP measures beyond the purposes described above.

These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures. The non-GAAP financial information that we provide may be different from that provided by our competitors or other companies.

Webcast Presentation

Convergys will hold its Fourth Quarter and Full Year 2014 Financial Results webcast at 9:00 a.m., Eastern time, Thursday, February 19. It will feature its President and CEO Andrea Ayers and CFO Andre Valentine. The webcast presentation will take place live and will then be available for replay at this link - http://tinyurl.com/4Q14ConferenceCall. This link will replay the webcast presentation through March 19. You may also access the webcast or the recording via the Convergys website, www.convergys.com. Click “Company,” then “Investor Relations,” then “Events and Webcasts.”

About Convergys

Convergys delivers consistent, quality customer experiences in 47 languages and from more than 150 locations around the globe. We partner with our clients to improve customer loyalty, reduce costs, and generate revenue through an extensive portfolio of capabilities, including customer care, analytics, tech support, collections, home agent, and end-to-end selling. We are committed to delighting our clients and their customers, delivering value to our shareholders, and creating opportunities for our talented, caring employees, 125,000-strong in 31 countries around the world. Visit www.convergys.com to learn more about us.

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(Convergys and the Convergys logo are registered trademarks of Convergys Corporation).

Contacts

David Stein, Investor Relations

+1 513 723 7768 or investor@convergys.com

Krista Boyle, Public/Media Relations

+1 513 723 2061 or krista.boyle@convergys.com

CONVERGYS CORPORATION

Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended December 31,		%	For the Twelve Months Ended December 31,		%
(In millions except per share amounts)	2014	2013	Change	2014	2013	Change

Revenues:
Communications	408.9	309.7	32	1,582.1	1,218.0	30
Technology	148.0	54.2	NM	525.2	198.6	NM
Financial Services	51.6	45.3	14	202.8	179.9	13
Other	155.4	118.1	32	545.4	449.6	21

Total Revenues	$763.9	$527.3	45	$2,855.5	$2,046.1	40

Costs and Expenses:
Cost of Providing Services and Products Sold	487.1	348.6	40	1,814.5	1,335.1	36
Selling, General and Administrative	177.4	112.1	58	677.1	465.0	46
Research and Development Costs	2.0	1.9	5	7.7	8.2	(6)
Depreciation	38.1	21.2	80	142.9	85.5	67
Amortization	7.2	1.3	NM	24.7	5.3	NM
Restructuring Charges	—	—	NM	1.7	5.4	(69)
(Gain) loss on sale of real estate	—	—	NM	(1.6)	1.5	NM
Transaction and Integration Costs	2.2	2.7	(19)	37.7	2.7	NM

Total Costs and Expenses	714.0	487.8	46	2,704.7	1,908.7	42

Operating Income	49.9	39.5	26	150.8	137.4	10

Other (Expense) Income, net	(0.6)	0.3	NM	(2.2)	5.1	NM
Interest Expense	(3.7)	(2.8)	32	(19.3)	(11.5)	68

Income Before Income Taxes and Discontinued Operations	45.6	37.0	23	129.3	131.0	(1)

Income Tax (Benefit) Expense	(2.4)	58.9	NM	12.8	72.5	(82)

Income (loss) from Continuing Operations, net of tax	48.0	(21.9)	NM	116.5	58.5	99

Income from Discontinued Operations, net of tax benefit of $0.6 and $0.3, for the three months ended December 31, 2014 and 2013, respectively and $3.2 and $8.8 for the twelve months ended December 31, 2014 and 2013, respectively.	0.4	0.4	0	3.5	2.4	46

Net Income (loss)	$48.4	$(21.5)	NM	$120.0	$60.9	97

Basic Earnings (Loss) Per Common Share
Continuing Operations	$0.48	$(0.21)		$1.16	$0.57
Discontinued Operations	$—	$—		$0.03	$0.02

Net Basic Earnings (Loss) Per Common Share	$0.48	$(0.21)		$1.19	$0.59

Diluted Earnings (Loss) Per Common Share
Continuing Operations	$0.46	$(0.21)		$1.10	$0.54
Discontinued Operations	$—	$—		$0.03	$0.02

Net Diluted Earnings (Loss) Per Common Share	$0.46	$(0.21)		$1.13	$0.56

Weighted Average Common Shares Outstanding
Basic	99.8	100.8		100.7	103.3
Diluted	105.3	106.8		106.2	109.2

Market Price Per Share
High	$21.51	$21.40		$24.43	$21.40
Low	$17.36	$18.12		$17.36	$15.05
Close	$20.37	$21.05		$20.37	$21.05

CONVERGYS CORPORATION

Reconciliation of GAAP EPS from Continuing Operations to non-GAAP EPS from Continuing Operations

(In Millions Except Per Share Amounts)

	Three Months Ended December 31,
	2014	2013

Revenue	$763.9	$527.3

Operating income as reported under U.S. GAAP	$49.9	$39.5

Operating Margin	6.5%	7.5%
Net pension and other post employment benefit plan charges (a)	1.7	1.2
Depreciation of property & equipment write-up (b)	5.6	—
Amortization of acquired intangible assets (c)	7.2	1.3
Transaction related expenses (d)	—	2.7
Integration related expenses (e)	2.2	—

Total charges	16.7	5.2

Adjusted operating income (a non-GAAP measure)	$66.6	$44.7

Adjusted Operating Margin	8.7%	8.5%

Income Before Income Taxes and Discontinued Operations as reported under U.S. GAAP	$45.6	$37.0

Total operating charges from above	16.7	5.2

Adjusted Income Before Income Taxes and Discontinued Operations (a non-GAAP measure)	$62.3	$42.2

Income (loss) from continuing operations, net of tax, as reported under U.S. GAAP	$48.0	$(21.9)

Total operating charges from above, net of tax	10.8	4.0
Tax provision related to unremitted foreign earnings (f)	(4.5)	46.4

Adjusted net income from continuing operations, net of tax (a non-GAAP measure)	$54.3	$28.5

Diluted EPS from continuing operations as reported under U.S. GAAP	$0.46	$(0.21)

Net impact of total charges included in continuing operations	0.06	0.47

Adjusted diluted EPS from continuing operations (a non-GAAP measure)	$0.52	$0.26

(a)	During the fourth quarter of 2014 and 2013, the Company recorded pension plan settlement charges of $1.7 and $1.2, respectively, due to a high level of lump-sum payouts. The 2013 charge includes a pension settlement charge of $1.5 and settlement gain of $0.3 related to the Executive Deferred Compensation Plan.
(b)	During the fourth quarter of 2014, the Company recorded $5.6 of depreciation expense resulting from the fair value write-up of property and equipment acquired from Stream.
(c)	During the fourth quarter of 2014 and 2013, the Company recorded amortization expense of $7.2 and $1.3, respectively, related to acquired intangible assets.
(d)	During the fourth quarter of 2013, the Company recorded $2.7 of expense associated with its pursuit of SGS Holdings, Inc. (Stream), related to fees paid for third-party consulting services.
(e)	During the fourth quarter of 2014, the Company recorded $2.2 of integration expenses associated with Convergys’ integration of the acquired Stream operations. These expenses were primarily related to third-party consulting services and severance expense.
(f)	During the fourth quarter of 2013, the Company recognized tax expense of $46.4 to record the deferred tax liability associated with a change in classification for a portion of undistributed earnings of the Company’s foreign subsidiaries. During the fourth quarter of 2014, the Company recognized a $4.5 tax benefit for the difference between the tax previously accrued on foreign earnings and the current estimate as of December 31, 2014.

Management uses operating income, income from continuing operations, net of tax and earnings per share from continuing operations excluding the above items to assess the underlying operational performance of the continuing operations of the business for the year and to have a basis to compare underlying operating results to prior and future periods. These charges and credits are relevant in evaluating the overall performance of the business.

Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share excluding the charges, and the GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share, in its evaluation of performance. There are no material purposes for which we use these non-GAAP measures beyond those described above.

CONVERGYS CORPORATION

Reconciliation of GAAP EPS from Continuing Operations to non-GAAP EPS from Continuing Operations

(In Millions Except Per Share Amounts)

	Twelve Months
	Ended December 31,
	2014	2013

Revenue	$2,855.5	$2,046.1

Operating income as reported under U.S. GAAP	$150.8	$137.4

Operating Margin	5.3%	6.7%
Net pension and other post employment benefit plan charges (a)	4.6	13.1
(Gain) loss on sale of real estate (b)	(1.6)	1.5
Depreciation of property & equipment write-up (c)	19.0	—
Amortization of acquired intangible assets (d)	24.7	5.3
Transaction related expenses (e)	14.7	2.7
Integration related expenses (f)	23.0	—

Total charges	84.4	22.6

Adjusted operating income (a non-GAAP measure)	$235.2	$160.0

Adjusted Operating Margin	8.2%	7.8%

Income Before Income Taxes and Discontinued Operations as reported under U.S. GAAP	$129.3	$131.0

Total operating charges from above	84.4	22.6

Adjusted Income Before Income Taxes and Discontinued Operations (a non-GAAP measure)	$213.7	$153.6

Income from continuing operations, net of tax, as reported under U.S. GAAP	$116.5	$58.5

Total operating charges from above, net of tax	58.4	15.1
Adjustment for state tax rate changes (g)	0.4	—
Tax benefit related to unremitted foreign earnings (h)	(6.0)	46.4

Adjusted income from continuing operations, net of tax (a non-GAAP measure)	$169.3	$120.0

Diluted EPS from continuing operations as reported under U.S. GAAP	$1.10	$0.54

Net impact of total charges included in continuing operations	0.50	0.56

Adjusted diluted EPS from continuing operations (a non-GAAP measure)	$1.60	$1.10

(a)	During 2014 and 2013, the Company recorded pension plan settlement charges of $4.6 and $13.1, respectively, due to a high level of lump-sum payouts. The 2013 charge includes a pension plan settlement charge of $13.4 and settlement gain of $0.3 related to the Executive Deferred Compensation Plan.
(b)	During 2014, the Company recorded a gain of $1.6 resulting from the settlement of a contingency related to a previous real estate sale. During 2013, the Company recorded an impairment charge of $1.5 to reduce the carrying value of certain real estate assets to estimated fair value less cost to sell.
(c)	During 2014, the Company recorded $19.0 of depreciation expense resulting from the fair value write-up of property and equipment acquired from Stream.
(d)	During 2014 and 2013, the Company recorded amortization expense of $24.7 and $5.3, respectively, related to acquired intangible assets.
(e)	During 2014 and 2013, the Company recorded $14.7 and $2.7, respectively, of transaction expenses associated with its acquisition of Stream, related to fees paid for third-party consulting services.
(f)	During 2014, the Company recorded $23.0 of integration expenses associated with Convergys’ integration of the acquired Stream operations. These expenses were primarily related to severance expense and third-party consulting services.
(g)	During 2014, the Company recorded a one-time charge resulting from changes in the Company’s state tax rate applicable to deferred tax assets and liabilities. This change in rate resulted from the combination of the Convergys and Stream operations.
(h)	During the fourth quarter of 2013, the Company recognized tax expense of $46.4 to record the deferred tax liability associated with a change in classification for a portion of undistributed earnings of the Company’s foreign subsidiaries. During 2014, the Company recognized a $6.0 tax benefit for the difference between the tax previously accrued on foreign earnings and the current estimate as of December 31, 2014.

Management uses operating income, income from continuing operations, net of tax and earnings per share data excluding the items above to assess the underlying operational performance of the continuing operations of the business for the year and to have a basis to compare underlying operating results to prior and future periods. These charges and credits are relevant in evaluating the overall performance of the business.

Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share excluding the charges, and the GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share, in its evaluation of performance. There are no material purposes for which we use these non-GAAP measures beyond those described above.

CONVERGYS CORPORATION

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

(Unaudited)

	For the Three Months			For the Twelve Months
	Ended December 31,		%	Ended December 31,		%
(In millions)	2014	2013	Change	2014	2013	Change

Income (loss) from Continuing Operations, net of tax	$48.0	$(21.9)	NM	$116.5	$58.5	99
Depreciation and Amortization	45.3	22.5	NM	167.6	90.8	85
Interest expense	3.7	2.8	32	19.3	11.5	68
Income tax (benefit) expense	(2.4)	58.9	NM	12.8	72.5	(82)

EBITDA (a non-GAAP measure)	$94.6	$62.3	52	$316.2	$233.3	36

(Gain) loss on sale of real estate	—	—	NM	(1.6)	1.5	NM
Net pension and other post employment benefit plan charges	1.7	1.2	42	4.6	13.1	(65)
Transaction related expenses	—	2.7	(100)	14.7	2.7	NM
Integration related expenses	2.2	—	NM	23.0	—	NM

Adjusted EBITDA (a non-GAAP measure)	$98.5	$66.2	49	$356.9	$250.6	42

EBITDA Margin	12.4%	11.8%		11.1%	11.4%

Adjusted EBITDA Margin	12.9%	12.6%		12.5%	12.2%

The Company presents the non-GAAP financial measures EBITDA and Adjusted EBITDA because management uses these measures to monitor and evaluate the performance of the business and believes the presentation of these measures will enhance the investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry.

These non-GAAP measures should not be considered in isolation or as a substitute for income from continuing operations, net of tax or other income statement data prepared in accordance with GAAP and our presentation of these measures may not be comparable to similarly-titled measures used by other companies. Management uses both these non-GAAP measures and the GAAP measure, income from continuing operations, net of tax, in evaluation of its underlying performance. There are no material purposes for which we use these non-GAAP measures beyond the purposes described above. These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

CONVERGYS CORPORATION

Consolidated Balance Sheets

(Unaudited)

(In millions)	December 31, 2014	December 31, 2013

Assets

Cash and Cash Equivalents	$198.9	$580.8
Short Term Investments	13.0	82.9
Receivables - Net	511.1	319.8
Other Current Assets	167.9	76.9
Property and Equipment - Net	367.8	246.4
Other Assets	1,257.8	649.9

Total Assets	$2,516.5	$1,956.7

Liabilities and Shareholders’ Equity

Debt Maturing in One Year	$7.5	$0.9
Other Current Liabilities	361.0	291.7
Other Liabilities	488.1	314.3
Long-Term Debt	368.4	60.2
Convertible Debentures Conversion Feature	64.3	65.5
Common Shareholders’ Equity	1,227.2	1,224.1

Total Liabilities and Shareholders’ Equity	$2,516.5	$1,956.7

CONVERGYS CORPORATION

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(In millions)	2014	2013	2014	2013

Net cash provided by operating activities	$53.6	$60.7	$261.0	$210.0
Capital expenditures	(30.2)	(20.6)	(116.7)	(63.8)

Free cash flow (a non-GAAP measure)	$23.4	$40.1	$144.3	$146.2
Stream acquisition - cash paid for transaction and integration related expenses (a)	2.3	—	36.4	—
Cash paid for taxes related to repatriation of non-U.S. cash to partially fund the Stream acquisition (a)	—	—	27.4	—

Adjusted free cash flow (a non-GAAP measure)	$25.7	$40.1	$208.1	$146.2

(a)	Since these payments were associated with investment activity, we have excluded these amounts from our adjusted free cash flow calculation.

Management uses free cash flow and adjusted free cash flow to assess the financial performance of the Company. Convergys’ Management believes that free cash flow and adjusted free cash flow are useful to investors because they relate the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow and adjusted free cash flow facilitate Management’s ability to strengthen the Company’s balance sheet, to repay the Company’s debt obligations and to repurchase the Company’s common shares. Management also believes the presentation of these measures will enhance the investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry.

Limitations associated with the use of free cash flow and adjusted free cash flow include that they do not represent the residual cash flow available for discretionary expenditures as they do not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measures, free cash flow and adjusted free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use these non-GAAP measures beyond the purposes described above. These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Convergys Corporation

Summarized Statement of Cash Flow

(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(In millions)	2014	2013	2014	2013
Net cash provided by operating activities	$53.6	$60.7	$261.0	$210.0
Net cash (used in) provided by investing activities	(22.9)	24.8	(850.5)	(35.6)
Net cash (used in) provided by financing activities	(60.4)	(30.6)	207.6	(148.3)

Net increase (decrease) in cash	$(29.7)	$54.9	$(381.9)	$26.1